UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2019

Blackstone Real Estate Income Trust, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-55931	81-0696966
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

345 Park Avenue

New York, New York 10154

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 583-5000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 8.01. Other Events.

Blackstone Real Estate Income Trust Agrees to Acquire The Bellagio Real Estate for $4.25 Billion

On October 15, 2019, Blackstone Real Estate Income Trust, Inc. (the “Company”) entered into an agreement (the “Transaction Agreement”) to acquire the real estate assets of The Bellagio Las Vegas (the “Bellagio”) from MGM Resorts International (“MGM”) for approximately $4.25 billion, excluding closing costs, in a 95%/5% Company-led joint venture with MGM.

The Bellagio is an iconic, market-leading, luxury integrated resort located on 77 acres at the center of the Las Vegas strip, featuring 3,933 hotel rooms, an approximately 155,000 square feet gaming floor, 94,000 square feet of retail space and 200,000 square feet of meeting and ballroom space. The Company believes the Bellagio is among the highest quality and most productive hotel casinos in the Las Vegas market.

The Company believes the Las Vegas market benefits from attractive fundamentals. In 2018, Las Vegas’ population grew at a rate four times the U.S. average. Inbound air-travelers to Las Vegas were up 3% and Las Vegas strip revenue per available room was up 5% year-over-year through July 2019. Also, limited hotel and casino supply has been added to the market since 2010.

The acquisition is part of a sale-leaseback transaction whereby the Company expects to enter into a triple-net lease agreement (the “Lease Agreement”) for the Bellagio with MGM as the tenant, providing that MGM would generally be responsible for all property-related expenses, including taxes, insurance and maintenance. The lease is expected to have an initial annual rent of $245 million with an initial term of 30 years with two 10-year extension options for MGM. For 2018, MGM reported earnings before interest, taxes, depreciation and amortization for the Bellagio in an amount that is nearly double the expected initial annual rent under the Lease Agreement. The rent will escalate annually throughout the term of the lease at a rate of 2% per annum for the first ten years and thereafter equal to the greater of (i) 2% and (ii) the increase in the consumer price index during the prior year, subject to a cap of 3% during the 11th through 20th years and subject to a cap of 4% after the 20th year. It is expected that the lease will benefit from a full corporate guarantee of rent payments by MGM, a New York Stock Exchange-listed company with a market capitalization of approximately $15 billion as of October 15, 2019 that owns and operates integrated casino, hotel, and entertainment resorts across the United States and in Macau.

The acquisition of the Bellagio is expected to be funded through a combination of cash on hand (which primarily consists of proceeds from the Company’s ongoing public offering) and new property-level debt. The Company has received a loan commitment for $3.01 billion of new fixed-rate property-level debt. The term of the loan will be for 10 years.

The transaction is expected to close by year end and is subject to customary closing conditions. There is no assurance that the Company will close the acquisition of the Bellagio or enter into the Lease Agreement on the terms described above or at all.

A press release announcing the signing of the Transaction Agreement is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Certain information contained in this Current Report on Form 8-K constitutes “forward-looking statements” within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of forward-looking terminology or the negatives thereof. These may include the Company’s financial projections and estimates and their underlying assumptions, statements about plans, objectives and expectations with respect to future operations, and statements regarding future performance. Such forward-looking statements are inherently uncertain and there are or may be important factors that could cause actual outcomes or results to differ materially from those indicated in such statements. The Company believes such factors include whether the Company will complete the transaction referenced herein within the timeframe anticipated or at all, whether the joint venture and lease agreements referenced herein will be consummated on the terms described herein or at all, and the accuracy of financial or operating information reported or provided by MGM and whether such past operations will be an accurate predictor of future operations. The Company believes these factors also include but are not limited to those described under the section entitled “Risk Factors” in its prospectus and its annual report for the most recent fiscal year, and any such updated factors included in its periodic filings with the Securities and Exchange Commission (the “SEC”), which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this document (or the Company’s prospectus and other filings). Except as otherwise required by federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

99.1	Press Release dated October 15, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKSTONE REAL ESTATE INCOME TRUST, INC.

Date: October 15, 2019

	By:	/s/ Leon Volchyok
	Name:	Leon Volchyok
	Title:	Chief Legal Officer, Chief Compliance Officer and Secretary